Exhibit 99.1

News Release

FREYR Battery Sanctions Construction of its Inaugural Gigafactory

Increases plant capacity to 29 GWh, based on $1.6 billion in identified debt financing support, catalyzed by the Norwegian National Battery Strategy and Norway’s Export Credit Agency Eksfin’s indication of up to EUR 400 million in loans and/or guarantees

•	FREYR’s Board of Directors has sanctioned construction of Giga Arctic (combined Gigafactories 1 & 2), the company’s first battery manufacturing facility under development in Mo i Rana, Norway
•	FREYR is increasing the nameplate capacity of Giga Arctic to 29 GWh in response to improving battery supply-demand dynamics, ongoing commercial success, significant progress in developing supply chain channels for key raw materials and equipment, continued technical and product improvements, and project financing visibility
•	Earlier today at FREYR’s development site in Mo i Rana, the Norwegian Government outlined its National Battery Strategy, which includes significant support from Export Finance Norway (“Eksfin”) to assist FREYR with project financing of Giga Arctic
•	FREYR has identified total debt financing support of over $1.6 billion based on visibility from export credit agencies, multilateral development finance institutions and commercial banking partners, exceeding management’s leverage target for the $1.7 billion estimated total capital cost for the expanded Giga Arctic project
•	FREYR intends to contract approximately 50% of Giga Arctic’s capacity to long-term offtake partners and reserve the remaining volumes to address exponentially growing market demand, providing annual revenue generating capacity of $2 billion upon optimization of production systems and cell chemistry
•	Giga Arctic is expected to be one of the largest and most efficient battery facilities in Europe, with 50% lower anticipated capital spending per GWh of nameplate capacity and more than 200% higher production per employee than conventional Lithium-Ion battery plants in production today
•	FREYR is raising its installed annual production capacity target to more than 200 GWh by 2030, twice the company’s previous ambition
•	FREYR has recently secured a conditional offtake agreement (“COA”) with a major European energy technology customer for 25 GWh of battery cells from 2024 to 2028, in addition to the more than 100 GWh of previously announced COAs

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New York, Oslo and Luxembourg--(BUSINESS WIRE)-- FREYR Battery (NYSE: FREY) (“FREYR”), a developer of clean, next-generation battery cell production capacity, announced today that the company’s Board of Directors (“The Board”) has approved the expansion of the planned Giga Arctic project under development in Mo i Rana, Norway, to an annual nameplate capacity of 29 GWh. FREYR’s Board of Directors has also approved the construction of Giga Arctic. The approval follows substantial completion of detailed plant engineering; the establishment of procurement frameworks with key raw material and capital equipment suppliers; and the announcements of conditional offtake agreements totaling more than 125 GWh from the planned start of production in 1H-2024 through 2030. Groundworks at the site are well advanced and the company has recently started casting foundation structures.

The Board’s decision coincides with the announcement of a letter of intent indicating loans and/or guarantees of up to €400 million from Eksfin, Norway’s export credit agency (“ECA”), and the recently announced National Battery Strategy by the Norwegian Government, which outlines meaningful governmental support for the developing battery industry in Norway.

“If we are to reach the goals in the Paris agreement, batteries will need to be produced in a more sustainable way with the lowest CO2 footprint possible. It is therefore important for Norway to define a clear direction and set ambitious goals for battery production in our country. The National Battery Strategy that we just launched, defines ten areas of key importance that will facilitate private investments so that companies along the entire value chain can set up sustainable and successful businesses in Norway. Our unmatched access to renewable energy makes batteries produced in Norway the greenest in the world. I am therefore very pleased and excited that FREYR Battery is moving along with its plans to establish a Gigafactory in Norway based on state capital and risk relief. It is an important confirmation that public and private partnerships are important to be successful in creating the green industry of the future,” said the Minister of Trade and Industry, Jan Christian Vestre.

“Today marks another significant milestone for FREYR on our path to giga-scale production of clean battery solutions. With our expanded plant capacity, accelerating commercial momentum, and strong support from Eksfin, other ECAs and financial institutions, Giga Arctic represents one of Norway’s largest industrial investments onshore in recent decades,” said Torstein Dale Sjøtveit, Founder and Executive Chairman of FREYR.

Governmental Support and Gigafactory Financing Plan

Today, the Norwegian Government announced the key elements of its National Battery Strategy at FREYR’s facilities in Mo i Rana, Norway. With the expected financial backing catalyzed by this strategy and support from other European governmental entities, FREYR has identified over $1.6 billion of potential debt financing support to fund development of Giga Arctic, including:

•	A letter of intent received from Eksfin indicating loans and/or guarantees of up to €400 million;

•	Anticipated loan guarantees exceeding $800 million from ECAs of three OECD countries based on capital equipment order frameworks for Giga Arctic from the same plant equipment suppliers to FREYR’s Customer Qualification Plant;

•	Indications of support received from multilateral development finance institutions, which include potential loans of $300 million from the European Investment Bank (“EIB”) and $50 million to $100 million from the Nordic Investment Bank (“NIB”), respectively; and

•	Targeted project financing from a consortium of commercial banks led by initial mandated lead arrangers Societe Generale and DNB, which are now formally launching the project financing process.

In addition, FREYR had $523 million of cash on its balance sheet as of March 31, 2022, and currently has multiple grant applications pending decision.

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Tone Lunde Bakker, Chief Executive Officer of Eksfin, added, “Export Finance Norway's most important task is to offer capital and risk relief to the green, Norwegian export industry. Long-term partnerships between state and private capital are needed to realize the transition to a zero-emission society; create local jobs; and take leading positions internationally. FREYR Battery’s factory can play a key role in building a powerful, high-tech value chain within batteries in Norway and the Nordic countries. Eksfin has therefore indicated participation in the financing of the project in collaboration with other financiers and investors. We wish FREYR good luck in the next, exciting phase and look forward to working closely with the growing Norwegian battery industry.”

Giga Arctic Development

The sanctioned Giga Arctic construction project includes eight production lines, a battery testing center, administrative facilities, and infrastructure at an estimated total capital cost of $1.7 billion. The updated cost relative to FREYR’s initial business plan, which was finalized in February 2021, is attributable to the following:

•	A 150% increase in nameplate capacity on a chemistry equivalent basis to 29 GWh from the initial plan to construct two smaller Gigafactories in Mo i Rana[1];

•	Technical modifications and enhancements to the plant and its products that are intended to improve operational efficiency and economic returns; and

•	Inflationary pressures and supply chain challenges.

FREYR has engineered and positioned Giga Arctic to be the most capital efficient battery plant in Europe, with 50% lower estimated capital expenditures per installed GWh of capacity compared to plants currently in operation or under construction. The company also expects Giga Arctic to be the most operationally efficient battery plant in Europe, generating an anticipated 200% higher production per plant employee compared to estimated averages at conventional Lithium-Ion battery facilities. These expected efficiencies are aided by FREYR’s recently announced long-term power purchase agreement (“PPA”) with Statkraft. Giga Arctic is expected to benefit from 100% renewable energy at prices that FREYR estimates to be substantially below those of other battery producing regions, while using less energy in production through the 24M Technologies SemiSolidTM cell manufacturing process and platform.

FREYR is also evaluating additional enhancements to the Giga Arctic development that include module and pack manufacturing, recycling and other applications which could add approximately $250 million of additional capital expenditures. Management expects the above investments to generate highly accretive returns on capital for the project should the company move forward with these initiatives. In addition, the company continues to evaluate its proposed joint venture with Aleees for a Nordic LFP cathode materials manufacturing plant.

Tom Einar Jensen, FREYR’s Chief Executive Officer, concluded, “Since our NYSE listing in July 2021, FREYR has made incredible progress on its goal of providing clean battery solutions to the world through speed, scale, and sustainability. Despite supply chain challenges and inflation, the fundamentals have never been better for the battery industry given the largest secular shift in human history towards the energy transition to address the climate emergency; the immediate need for energy security, localized power generation and storage; and the accelerating adoption of electric vehicles and battery energy storage systems. FREYR is playing a key role in addressing energy cost inflation, energy security and climate change.”

1 Gigafactories 1 & 2 were initially expected to produce NMC battery cells

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About FREYR Battery

FREYR Battery aims to provide industrial scale clean battery solutions to reduce global emissions. Listed on the New York Stock Exchange, FREYR’s mission is to produce green battery cells to accelerate the decarbonization of energy and transportation systems globally. FREYR has commenced building the first of its planned factories in Mo i Rana, Norway and announced potential development of industrial scale battery cell production in Vaasa, Finland, and the United States. FREYR intends to deliver up to 43 GWh of battery cell capacity by 2025, over 83 GWh of annual capacity by 2028 and over 200 GWh of annual capacity by 2030. To learn more about FREYR, please visit www.freyrbattery.com

Cautionary Statement Concerning Forward-Looking Statements

All statements, other than statements of present or historical fact included in this press release, including, without limitation, statements regarding (i) FREYR’s anticipated path to commercialization and giga-scale production of clean battery solutions; (ii) the development, timeline, capacity and other usefulness of the Giga Arctic project, including annual revenue generating capacity of $2 billion upon optimization of production systems and cell chemistry; (iii) the realization of FREYR’s capital spending plan; (iv) the progress and development of FREYR’s customer relationships and offtake agreements and supply chain partnerships, including the entry into any successful joint ventures with Aleees and FREYR’s intent to contract approximately 50% of Giga Arctic’s capacity to long-term offtake partners and reserve remaining volumes to address exponentially growing market demand; (v) the success of any capital raising paths to fund FREYR’s planned expansion; (vi) FREYR’s ability to convert any conditional agreements, letters of intent, anticipated loan guarantees, indications of support from multilateral development finance institutions and targeted project financing into definitive agreements; (vii) the status of FREYR’s mission to establish over 200 GWh of annual capacity by 2030 and its anticipated total conditional offtake volumes exceeding 125 GWh through 2030; (viii) the success and impact of any support from the Norwegian government for the developing battery industry in Norway; (ix) the success of FREYR’s accelerated commercial momentum; (x) the success of any anticipated debt financing support to FREYR to fund the development of Giga Arctic; (xi) the success of any transition to a zero-emission society and the role of FREYR’s factory in building a powerful, high-tech value chain within batteries in Norway and the Nordic countries; (xii) the ability of any technical modifications and enhancements to Giga Arctic and its products to improve operational efficiency and economic returns; (xiii) Giga Arctic’s status as the most capital efficient battery plant in Europe (and its 50% lower estimated capital expenditures per installed GWh of capacity compared to plants currently in operation or under construction); (xiv) Giga Arctic’s status as one of the largest and most operationally efficient battery plant in Europe, generating an anticipated more than 200% higher production per plant employee compared to estimated averages at conventional Lithium-ion battery facilities in production today; (xv) the expected efficiencies supported by any long-term power purchase agreements that FREYR has announced, including with Statkraft, and any expected benefits from 100% renewable energy at prices that FREYR estimates to be substantially below those of other battery producing regions as a result of such agreements; (xvi) the development and commercialization of 24M Technologies, Inc.’s SemiSolidTM technology, including the use of less energy in production through such technology; (xvii) FREYR’s manufacturing capacity relative to other market participants; (xviii) the ability for any additional enhancements to the Giga Arctic development that could add approximately $250 million of additional capital expenditures or may generate highly accretive returns on capital for the project should FREYR move forward with these initiatives; (xix) FREYR’s progress towards its goal of providing clean battery solutions to the world through speed, scale and sustainability; (xx) the status of the largest secular shift in human history towards energy transition to address the climate emergency; (xxi) the immediate need for energy security, localized power generation and storage; (xxii) the accelerating adoption of electric vehicles and battery energy storage systems; and (xxiii) FREYR’s role in addressing energy cost inflation, energy security and climate change are forward-looking and involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Most of these factors are outside FREYR’s control and difficult to predict. Information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in (i) FREYR’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2021, as amended, and (ii) FREYR’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2022, and available on the SEC’s website at www.sec.gov.

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Investor contact:

Jeffrey Spittel

Vice President, Investor Relations

jeffrey.spittel@freyrbattery.com

Tel: (+1) 281-222-0161

Media contact:

Katrin Berntsen

Vice President, Communication and Public Affairs, FREYR
katrin.berntsen@freyrbattery.com
Tel: (+47) 920 54 570

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